Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements No. 333-226195, No. 333-233795, No. 333-235327, No. 333-238229, and No. 333-239807 on Form F-3, registration statements No. 333-233793 and No. 333-235729 on Form F-1, and registration statements No. 333-211478, No. 333-218538, No. 333-230584 and No. 333-238481 on Form S-8 of our report dated March 07, 2022, with respect to the consolidated financial statements of Purple Biotech Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

March 07, 2022